EXHIBIT 3.3

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION

OF

VENTANA MEDICAL SYSTEMS, INC.

It is hereby certified that:

1.	The name of the corporation is Ventana Medical Systems, Inc. (hereinafter, the “Corporation”)

2.	The Certificate of Incorporation of the Corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article IV the following new Article IV:

“This corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock which this corporation is authorized to issue is 100,000,000, and the total number of shares of Preferred Stock which this corporation is authorized to issue is 5,000,000. Each share of Common Stock and each share of Preferred Stock has a par value of $0.001. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being expressly vested in the Board). The Board of Directors is hereby further authorized to fix or alter the voting powers, designations, preferences and qualifications, limitations or restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof. Subject to compliance with applicable protective rights which have been or may be granted to Preferred Stock or series thereof in Certificates of Designation or this corporation’s Certificate of Incorporation, the rights, privileges, preferences and restrictions of any such additional series may be subordinate to or pari passu with (including, without limitation, inclusion of provisions with respect to liquidation and acquisition and dividend preferences, or approval of matters by vote or written consent) the rights of any present or future class or series of Preferred Stock or Common Stock.”

3.	The amendment of the Certificate of Incorporation of the Corporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Ventana Medical Systems, Inc. has caused this certificate to be signed by Nicholas Malden, its Chief Financial Officer, as of July 19, 2005.

/s/ Nicholas Malden
Nicholas Malden,
Chief Financial Officer